Exhibit 99.1

CDTi Announces Second Quarter Fiscal Year 2016 Financial Results

Oxnard, California – August 15, 2016 – Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, reported its financial results for the second quarter ended June 30, 2016.

Matthew Beale, CDTi’s CEO, stated, “In the second quarter, we achieved important milestones in establishing improved capital and cost structures for the Company. In June, we reached an agreement to convert $8.5 million in debt into the Company’s common stock, demonstrating our debtholders’ confidence in CDTi’s future. The debt conversion is subject to stockholder approval. In a related transaction, we received a $1.25 million investment from Haldor Topsoe A/S as well as began an important commercial relationship where CDTi’s technology will complement Haldor Topsoe’s product capabilities and global reach within the heavy duty diesel market.

“Our advanced materials strategy aligns with highly favorable global trends in the automotive and heavy duty diesel markets and with the needs of market participants. This has accelerated our commercial momentum as a technology partner as recent agreements with leading global players including Panasonic and Haldor Topsoe provide the foundation for a diversified and growing revenue base. The market opportunities in China and India are particularly significant as our international partners and domestic suppliers require technology to cost-effectively address increasingly stringent emissions standards. With our leading PGM reduction technology and pedigree as a tier one catalyst manufacturer, CDTi is uniquely qualified to supply enabling technology to this growing global market.

“While the impact of our new strategic customers and partners will begin taking hold in the second half of 2016 and into 2017, we believe the actions taken to date to build our revenue pipeline and optimize our cost structure have placed the company on a path to profitability that will become increasingly visible in the second half of 2016,” Beale concluded.

Financial Highlights: Second Quarter 2016 compared to Second Quarter 2015

•                 Total revenue was $8.4 million, compared to $9.9 million.

▪           Coated catalyst revenue was $4.8 million, compared to $6.1 million.

▪           Emissions control systems revenue was $2.9 million, compared to $3.6 million.

▪           Technology and advanced materials revenue was $0.7 million, compared to $0.2 million.

•                 Gross margin was 20%, compared to 28%. The variance reflects approximately $0.5 million in costs related to the shutdown of the Markham facility and the startup of new vendor relationships as CDTi transitioned to outsourcing.  The company expects gross margins to return to more normalized levels in the second half of the year.

•                 Total operating expenses in the second quarter of 2016 were $4.8 million, compared to $4.9 million in the second quarter of 2015. The decrease in operating expenses reflects the restructuring actions taken in late 2015 and early 2016, which began to take effect in the second quarter of 2016. This was offset by approximately $0.6 million in severance and costs related to the company’s shutdown of the Markham facility and transition to outsourcing.

•                 Net income was $1.3 million, or $0.35 per share, and included an accounting gain of $2.8 million related to the conversion feature of the Kanis S.A. debt. This compares to a net loss of $2.4 million, or $0.81 per share in the second quarter of 2015.

•                 Cash at June 30, 2016 was $0.9 million, compared with $3.0 million at December 31, 2015.

Financial Highlights: Six months ended June 30, 2016 compared to 2015

•               Total revenue for the first six months of 2016 was $18.2 million, compared to $20.3 million for the same prior year period.

•               Gross margin was 24%, compared to 28% in the prior year period.

•               Total operating expenses for the first six months of 2016 were $10.8 million compared to $10.4 million in the same prior year period.

•               Net loss for the first six months of 2016 was $1.4 million, or $0.38 per share, compared to net loss of $5.4 million, or $1.88 per share, in the same prior year period.

Revised Financial Outlook

Tracy Kern, CDTi’s CFO, stated, “We now expect full year 2016 revenue to be at the lower end of our guided range of between $39 million and $43 million. We believe DuraFit™ will continue to partially offset the decline in legacy retrofit revenue; however, we now expect its full year revenue contribution will approximate $7 million due in part to supply chain issues related to the closure of our Markham facility in December 2015. We expect this to be positively offset by a greater than anticipated revenue ramp from Panasonic related to shipments of our synergized-platinum group metal (SPGM™) diesel oxidation catalysts (DOCs). In addition, based on the transition costs related to the closure of our Markham facility, we expect gross margin to be between 25% and 27%. Based on these assumptions and cost reductions undertaken in 2015 and 2016, we now expect to be breakeven on an income from continuing operations basis by the first quarter of 2017.”

Conference Call and Webcast Information

CDTi will host a conference call and live webcast beginning at 8:00 a.m. Pacific Time today, August 15th to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, please dial +1 (877) 303-9240 and international participants should dial +1 (760) 666-3571. The conference code is 54121388. The conference call will be webcast live on the CDTi website at www.cdti.com under the “Investor Relations” section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days.

About CDTi

CDTi develops advanced materials technology for the emissions control market. CDTi’s proprietary technologies provide high-value sustainable solutions to reduce hazardous emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. With a continuing focus on innovation-driven commercialization and global expansion, CDTi’s breakthrough Powder-to-Coat (P2C™) technology exploits the Company’s high-performance, advanced low-platinum group metal (PGM) emission reduction catalysts. Key technology platforms include Mixed Phase Catalyst (MPC®), Base Metal Activated Rhodium Support (BMARS™), Synergized PGM (SPGM™), Zero PGM (ZPGM™) and Spinel™. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements, including any statements that are not statements of historical fact. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections, which involve substantial uncertainty and risk. In this document, the Company includes forward-looking statements regarding the acceleration of the Company’s business transformation into an advanced materials company, the conversion of outstanding indebtedness into common stock, global trends in the automotive and heavy duty diesel markets, the Company’s future financial performance, and the performance of the Company’s technology, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) that the Company may not be able to (a) successfully implement, or implement at all, its strategic priorities; (b) streamline its operations or align its organization and infrastructure with the anticipated business; (c) meet expectations or projections; (d) decrease costs; (e) increase sales; (f) obtain adequate funding; (g) retain or secure customers; (h) increase its customer base; (i) protect its intellectual property; (j) successfully evolve into an advanced materials supplier or, even if successful, increase profitability; (k) successfully market new products; (l)  obtain product verifications or approvals; (m) attract or retain key personnel; (n) validate, optimize and scale our powder-to-coat capability; or (o) realize benefits from investments; (ii) funding for and enforcement and tightening of emissions controls, standards and regulations; (iii) prices of PGM and rare earth metals;  (iv) royalty and other restrictions on sales in certain Asian countries; (v) supply disruptions or failures; (vi) regulatory, marketing and competitive factors; (vii) environmental harm or damages; and (viii) other risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com / cmattison@lhai.com

[Tables to follow]

Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$8.4	$9.9	18.2	$20.3
Gross profit	1.7	2.8	4.4	5.6
Gross margin	20%	28%	24%	28%

Operating expenses:
Research and development	1.4	1.9	3.2	4.0
Selling, general and administrative	2.8	3.0	6.2	6.4
Severance and other charges	0.6	-	1.4	-
Total operating expenses	4.8	4.9	10.8	10.4
Loss from operations	(3.1)	(2.1)	(6.4)	(4.8)
Other income (expense):
Interest expense	(0.8)	(0.3)	(1.1)	(0.6)
Gain on bifurcated derivative liability	2.8	-	2.8	-
Gain on warrant liability	0.8	(0.5)	1.6	(0.3)
Other income (expense), net	1.0	0.3	0.6	0.2
Total other income (expense)	3.8	(0.5)	3.9	(0.7)
Income (loss) before income tax benefit	0.7	(2.6)	(2.5)	(5.5)
Income tax benefit	(0.6)	(0.2)	(1.1)	(0.1)
Net loss	$1.3	$(2.4)	$(1.4)	$(5.4)

Basic earnings (loss) per common share	$0.35	$(0.81)	$(0.38)	$(1.88)
Diluted earnings (loss) per common share	$0.13	$(0.81)	$(0.38)	$(1.88)
Weighted average shares of common stock outstanding:
Basic	3.8	3.0	3.7	2.9
Diluted	10.6	3.0	3.7	2.9

Clean Diesel Technologies, Inc.

Revenues by Product Category

(in millions, except percentages)

(unaudited)

	Three Months Ended June 30,
	2016		2015
	$	% of Revenues	$	% of Revenues

Coated catalysts	$4.8	57%	$6.1	62%
Emission control systems	2.9	35%	3.6	36%
Technology and advanced materials	0.7	8%	0.2	2%
Total revenues	$8.4	100%	$9.9	100%

	Six Months Ended June 30,
	2016		2015
	$	% of Revenues	$	% of Revenues

Coated catalysts	$10.4	57%	$12.3	61%
Emission control systems	6.9	38%	7.7	38%
Technology and advanced materials	0.9	5%	0.3	1%
Total revenues	$18.2	100%	$20.3	100%

Clean Diesel Technologies, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in millions)

	As of
	June 30, 2016	December 31, 2015
Total current assets	$18.3	$16.7
Total assets	$26.5	$25.1
Total current liabilities	$18.2	$16.9
Total long-term liabilities	$7.8	$7.8
Stockholders’ equity	$0.5	$0.4

Short-term debt	$1.3	$-
Long-term debt	$6.4	$7.6